(h)(2)(i)

July 21, 2012

Todd Modic
Senior Vice President
ING Funds Services, LLC
7337 E. Doubletree Ranch Road
Suite 100
Scottsdale, AZ  85258

Dear Mr. Modic:

Pursuant to the Administration Agreement dated May 1, 2002, as amended and restated on December 31, 2008 between ING Series Fund, Inc. and ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to modify the administrative services fee for ING SMID Cap Equity Fund (formerly, ING Index Plus MidCap Fund, the “Fund”), effective on July 21, 2012, upon all of the terms and conditions set forth in the Agreement, subject to shareholder approval of the merger of ING Index Plus SmallCap Fund with and into the Fund.  Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual administration fee indicated for the Fund, is attached hereto.

The Amended Schedule A has also been updated to reflect 1) the name change of the Fund to ING SMID Cap Equity Fund, and 2) the removal of ING Index Plus LargeCap Fund and ING Index Plus SmallCap Fund because these series recently merged into other funds.

Please signify your acceptance to the modified administrative services fee for the Fund by signing below.

Very sincerely, /s/ Kimberly A. Anderson Kimberly A. Anderson Senior Vice President ING Series Fund, Inc.

ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By: /s/ Todd Modic
       Todd Modic
       Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Series Fund, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING SERIES FUND, INC.

and

ING FUNDS SERVICES, LLC

Series	Administrative Services Fee (as a percentage of average daily net assets)
ING Alternative Beta Fund	0.10%
ING Capital Allocation Fund	0.08%
ING Core Equity Research Fund	0.08%
ING Corporate Leaders 100 Fund	0.10%
ING Global Target Payment Fund	0.10%
ING SMID Cap Equity Fund (formerly, ING Index Plus MidCap Fund)	0.10%
ING Large Cap Growth Fund	0.10%
ING Small Company Fund	0.08%